                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

         Our consolidated ratio of earnings to fixed charges for each of the periods indicated is set forth below:

                                                                   YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------------------
                                                  2006         2005          2004          2003        2002
                                               ----------   ----------    ----------    ----------  -----------
                                                                          (DOLLARS IN THOUSANDS)

FIXED CHARGES:
     Interest costs                            $   13,620   $    6,766   $    6,711    $    4,692    $    5,942
     Capitalized interest                              --           --          260         1,558            --
                                               ----------   ----------   ----------    ----------    ----------
         Total fixed charges                   $   13,620   $    6,766        6,971         6,250         5,942
                                               ==========   ==========   ==========    ==========    ==========

EARNINGS:
     Net income                                $   21,464   $   21,913   $   20,351    $    5,913    $    5,769
     Add fixed charges per above                   13,620        6,766        6,971         6,250         5,942
     Less capitalized interest per above               --           --         (260)       (1,558)           --
                                               ----------   ----------   ----------    ----------    ----------
         Total earnings, as adjusted           $   35,084   $   28,679   $   27,062    $   10,605    $   11,711
                                               ==========   ==========   ==========    ==========    ==========

RATIO OF EARNINGS TO FIXED CHARGES                   2.58         4.24         3.88          1.70          1.97